EXHBIT 99.2

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

L-1 IDENTITY SOLUTIONS INC.

Moderator: Lisa Cradit
July 28, 2010
11:00 a.m. EDT

Operator:	Welcome to L-1 Identity Solutions Conference Call regarding the company’s Second Quarter and First Half 2010 Financial Results.

At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation.  If you would like to ask a question at that time, please press star one on your touchtone phone.  If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

If you should require operator assistance, please press star zero. We ask that you please pick up your handset to allow optimal sound quality. Thank you.

I will now turn the floor over to Lisa Cradit.

Lisa Cradit:
Thank you for joining us for the second quarter and first half 2010 financial results conference call.  Statements of representatives of L-1 Identity Solutions made during this call that are not historical facts are forward-looking statements made under the safe harbor provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current beliefs and assumptions and involve inherent risks and uncertainties.  Any statements made today about future expectations or results are necessarily only estimates.  Actual results could differ materially from any forward-looking expectations.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company’s SEC filings.  The company expressly disclaims any obligation to revise or update any forward-looking statements.  Representatives of L-1 plan to use a number of defined financial terms during today’s call, including certain non-GAAP financial terms.  Please refer to the company’s press release issued this morning which appears on our Web site at www.l1id.com for further definition of and context for the use of these terms including the reconciliation of the non-GAAP financial terms to the most closely relevant GAAP financial terms.

With that, I would like to turn the call over to Mr. Bob LaPenta.

Bob LaPenta:	Thank you, Lisa. Good morning, everyone. Thanks for participating in our second quarter and six month earnings conference call.

First let me open up by saying that I, like most of you, are disappointed in sales we had in the second quarter.  Most of it was due with delays in U.S. Passport/Passcard sales, all of which will be shipped in the second half of the year.  And, as we indicated in our press release, most of that is already in backlog and has been booked.

We also had a delay in a number of domestic and international licensing and National ID programs.  We are encouraged, however, by the increasing pipeline of our new business opportunities across all of our divisions.  We have outstanding today over $1.2 billion in business opportunities, and we believe we’re well positioned on a good number of them.

I’m also pleased that despite the lower sales we have been able to maintain our original EBITDA guidance as a result of our focus on expenses, additional synergies we continue to realize in integrating the businesses, and the favorable product mix, including more IP and software-related sales.

Now before I take you through some of the highlights and give color to some of the divisions and the sales forecast for the second half of the year, I’d like to update you on the status of our strategic alternative process.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

As you know, we announced earlier in the year that we were going to evaluate our strategic alternatives.  We disclosed that we had hired Stone Key Partners and Goldman Sachs on March 1, and we are following a well-run and organized practice.  Thus far we have received initial indications of interest from multiple parties, both domestic and foreign, and the process is ongoing.

Over the past two months, several Companies have conducted a detailed due diligence process.  We expect to continue discussions with a number of interested parties over the next few weeks and I’m hopeful to be able to advise you on the results shortly thereafter.  We’re committed to enhancing shareholder value and are mindful of our customers and important relationships we have established with them.

Our legal counsel advised me I can’t say really too much more than that, but I’m sure you may have a question during the Q&A period.

Going out to the divisions, taking a quick look at some of the performance of our Companies in the first half and what we are confident they’ll be able to achieve in the second half.  Biometrics is doing very, very well, probably in the best position they’ve been in since we acquired the Company.  Their new order pipelines doubled to over $350 million, and as you read yesterday, we were successful in becoming one of the providers for the de-duplication effort on the UID program.

Now, that’s a very controversial program.  I know there are a lot of rumors circulating on what that all means, but this is a very, very key program.  And I think strategically it positions us really at the top tier of all of the biometric providers.  Our multi-modal ABIS technology has proven superior and we’re going to be involved in a process of de-duplicating and enrolling over 200 million people over the next two to three years.

So this positions us well..  Ultimately after the two year period, there’ll be a competition for over a billion records for enrollment in de-duping.  But it also positions us well for the sales of our Mobile Eyes and live scan products where we currently are one of two certified providers.  And in that program, over the next two to three years, there’s a requirement for over 300,000

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

devices.  And being one out of two approved sources, I think it’s going to prove exceedingly beneficial to L-1.

So this is a critical program. There are rumors circulating out there that we’re going to lose money on the program. That’s not the case. So we’re very happy to be part of that group.

We also received a critical follow-on that we’ve been waiting for for a long time on ABIS. Unfortunately, we only received half of it. We expect to receive the second half in the third quarter.

Credentialing: year-to-date we were awarded over $132 million of secure credentialing awards and contract extensions, including a five-year contract extension by Florida Department of Highway Safety and Motor Vehicles.  These are very important wins, and again, credentialing is well positioned.  We are on our way to completing the build-out that we initiated over the past year and a half as a result of having won 19 out of 22 procurements.  And they’ll be – they’re going to begin - wrapping up in the second half and we’re very, very excited about the positioning of that division going forward.

We’ve also been notified that we’ve been selected for a very important program in Africa.  And we’re waiting to get started on that program.  It’s been delayed.  We were hoping to get some revenue in the first half.  We’re now expecting to get that in the second half.

We commenced operation on eight of our new driver’s license wins, and we’re providing infrastructure for secure driver’s licenses.  And as we’ve indicated, the sell prices on these contracts are up over 50 percent from prior contracts, and you’re going to begin seeing that ramp up in revenue in the second half.

In enrollment, it’s doing very, very well.  Again, we’re going to see a ramp up in the second half as a result of the TWIC program and ramp ups in the States of Indiana and New York as new Agencies continue to join our network.  We’re also bidding on a program that has a potential of over a billion dollars, a Middle Eastern program.  And this program, assuming we win a percentage of it – and that we’re assuming will be somewhere between10 and 20 percent

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

– will provide revenue in excess of $100 to 200 million a year for our enrollment services.  So they’re doing very, very well, and we expect them to continue growing robustly in the future.

In the Intel group they continue to perform well.  We’re well positioned on very, very strategic programs.  SpecTal continues to outperform.  And as we indicated in our press release, one critical Homeland Security program has been approved for a 40 percent increase in manpower requirements.  About 20 percent of those have been brought on during the first half of the year, so in the second half we’ll have a first – we’ll have the full complement of that initial complement of run-through revenue.  And we’ll also have the second 20 percent.  So they’re going to have a very robust second half also contributing to the increased sales level that we expect in the second half.

Now we provided guidance for the year.  A lot of people are going to say, well, the ramp is steep, how are you going to achieve that?  And I’d like to provide some color.  And I’m not going to spend a lot of time on the numbers.  Jim is going to take you through the cash.  He’s going to take you through the sales, gross margins, but I’d like to just give you some highlights of what I see happening in the second half.

In order to achieve the revenue ramp in the second half, we need incremental revenue over the first half of about $100 million. And that breaks out across our divisions in the following way.

Credentialing is going to be up over the first half about $40 million.  So they’re going to go from about $85 to 125 million.  That’s going to be achieved by U.S. Passport Card sales that we talked about where all those sales are going to be shipped in the second half and the end.  Most of that has already been booked. We have two large milestone billings in California and New Jersey.  That represents $6 to 7 million.  We expect that to happen in the third quarter.  The price increases that I mentioned on the programs that we’re now putting into production in driver’s licenses are going to generate an additional $5 or 6 million in the second half. The African opportunity that I talked about where we’ve been notified by the customer that we have won is

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

going to generate additional revenue of over $5 million.  So for credentialing, we feel good about their ability to achieve that ramp in the second half.

If you talk about the biometrics division, they’re going to need incremental revenues of about $20 million.  That’s going to come from about $10 million of HIIDE 4 and HIIDE 5, primarily for Afghanistan.  We’re going to begin shipping some of the MobileEyes devices for India, and we’ve already started taking orders for those.  And again, we’re very excited about that opportunity which resulted from the acquisition of Retica, which we talked about earlier.  And we’re also expecting a ramp-up in sales from a key facial recognition program that we were awarded from a City agency that we can’t really talk about.  And also some additional licensing and consumable revenue from Department of State award that has not yet been announced, but we’ve been informed by the customer that we have been awarded that contract.

In enrollment, we need incremental revenue of about $10 million.  That’s going to come from a continued ramp up in New York as additional agencies, join that program.  We hope to have that booked sometime in September.  There’s going to be a continued ramp up in the TWIC program and Florida.

And the in the Intel group, as a result of the additional manpower and wins on recompetes, we expect that group to have incremental revenue north of $10 to $15 million in the second half.

So that represents the bulk of the ramp.  A lot of it is already in backlog.  And so we’re confident to be able to achieve that.  But again, I’m particularly encouraged by the pipeline of business or backlog and the fact that although some of these programs have been delayed, we have not lost any key programs that we’re currently competing on.

I’m also encouraged by the fact that we’ve been able to maintain our EBITDA and we’re going to have very strong cash flow in the second half.  The EBITDA maintenance I think is particularly important.  We have a close eye on expenses.  The product mix continues to become more favorable in IP and software sales, which really bodes well for the future.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

So with that, I’m going to turn it over to Jim to give you some more color on the numbers, and then we’ll open it up for Q&A.

Jim DePalma:
Thank you, Bob.  The press release provides a detailed summary regarding the second quarter results, and Bob has addressed many of the key points regarding our strategic positioning and performance as well as our expectation for the second half of the full year.  I will provide highlights regarding our overall financial position and some color on performance in our operations.

As Bob noted, the company’s solid customer base and entrenched market position continues to provide a growing pipeline of opportunities for strong organic growth in the second half and in the future.  Revenues for the second quarter 2010 were $164.1 million, slightly below last year primarily due to lower Pass Card volumes and other items that offset, as noted in the press release.

Some color worth noting.  While our biometrics division was successful in increasing the ABIS license capacity in the quarter, a significant portion of the requirements were deferred to the second half.  In addition, significant multi-modal and iris-upgraded solution sets are expected to be delivered in the third and fourth quarters of 2010, compared to 2009 when similar type activities took place in the first and second quarters.

Our secure credentialing division delivered approximately 25 to 30 percent of the expected annual Passport and Pass Card volumes in the first half of 2010 compared to 2009 when deliveries were more evenly distributed throughout the year.

There are several key points regarding growth.  Our secure credentialing business is nearing its completion of a significant phase of its Department of Motor Vehicle upgrade cycle of its leading North American position with over 15 states completed in the last 18 months in which we spent close to $100 million.  While taxing our cash flows over this period, these investments will result in robust future growth and cash flows.

Secondly our growth is expected to be derived from existing contracts and orders, as Bob noted, including projects in our DMV states, like New Jersey

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

and California, price point increases of 45 percent in terms of the individual States and their prices, which some will come in the second half but will portend well for us in the future, and on completed States and scheduled shipments of U.S. Passport Cards and Passports.

As Bob noted, significant bids outstanding combined with contracts near completion will accelerate growth through year end and into already strong backlog and uniquely position the company to capitalize on the nearly one billion annual market for DMV activities.

Our biometrics division expected to grow significantly in the second half driven by a strong mix of software and solutions and high-end hardware applications, many of which are in backlog, including our Department of State Visa facial program or integrated facial solution for a particular client, an additional ABIS expansion as our key client continues to expand usage, solidifying our position as the backbone of biometric activities.  The balance of the year will be driven by a demand for our leading iris and multi-modal solutions to U.S. Federal and international customers.

Our enrollment services division continues to exhibit strong overall growth as it builds the foundation for significant incremental volume through new agencies and services and its one-of-a-kind secure and opened nationwide network.  The division’s overall pipeline has expanded significantly with visa enrollment programs in the one billion range presenting near-term game-changing opportunities.

So there are opportunities out there that would add significantly to our backlog.  Our backlog would increase by about $500 million, but there are significant international opportunities that will significantly add, if we’re successful, to the backlog.

Our U.S. intelligence enterprise continues to demonstrate its value position with capabilities uniquely aligned with critical national security priorities.  Outside of the contract that we’ve spoken about, the company continues to move into new world verticals, including language analysis and operations

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

programs, and critical information technology opportunities that have significant growth implications as well.

From an operating standpoint, reported gross margins for the quarter approximated 28 percent, a slight decrease from last year’s 29 percent, due to the change in revenue mix.  Our cash margins were 35 percent for the current quarter.  We expect reported margins to be in the 30 percent range in the second half with cash margins increasing to the 35 to 37 percent range.

Operating expenses, excluding strategic and other charges as a percentage of revenue, were just below 23 percent as we continued to maximize existing resource levels and trim costs as appropriate.  Operating expenses are expected to be around 21 to 22 percent in the second half with cash operating expenses falling below the 20 percent level.  But we believe our cash operating expenses will be in the 19 percent range in the second half.

As a result of the aforementioned, adjusted EBITDA was approximately 25 million, or 15.5 percent of revenues, and we expect that the second half EBITDA margin, excluding strategic costs, to be in the 16 to 17 percent range as gross profit margins and operating expenses attain expected levels.

Other items to note, total cash interest expense for the quarter was $7 million, and we expect cash interest to be approximately $28 million for the full year.  The company continues to pay minimal cash taxes as the company utilizes its $700 million in NOLs, tax deductible goodwill, and amortizable intangible assets.  Weighted average shares are 87.6 million.  The company continues to target 87 to 88 million shares on a fully diluted basis for the full year.

Balance sheet and some other matters.  A couple of items to note on the balance sheet, days sales outstanding were approximately 67 days, a solid improvement from the first quarter.  We expect DSOs to move towards the 62 to 64 day range by year end.  Inventory levels were consistent with the first quarter and year-end levels.

Accounts payable decreased significantly through the timing of payments related to capital expenditures and other operations and as we paid down bonuses and things of that nature in the first half.  Working capital levels for

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

the second half are expected to be impacted by the timing of billings and collections relating to sales activities while accounts payable is expected to increase moderately throughout the balance of the year.

The Company anticipates stronger free cash flow beginning in the second half of the year as revenue increases and cash operating profits improve with working capital at normalized levels.  Capital expenditures will approximate $25 million for the second half as we approach the conclusion of our significant build out cycle.  We expect our annual capital requirements after this year to go down significantly, improving our cash flow.

Total debt for the Company was approximately $480 million reflecting senior secured borrowings of approximately $305 and convertible notes of $175 million.  We’ve decided to defer any debt restructuring until we complete our strategic review, but believe we have several strong options which will have a major positive impact on our debt profile.

Just in conclusion, our book-to-bill for the first half was slightly over 1.00:1:.00 driven by bookings in our credentialing and enrollment businesses as well as federal and international bookings in our biometrics and competitive wins in our Intel divisions.  As a result, backlog was $1.3 billion, or approximately $2 billion including options as of June 30.

Back to you, Bob.

Bob LaPenta:	Thanks, Jim. Now we’ll open it up for Q&A.

Operator:
At this time, if you have a question or a comment, please press star one on your touchtone phone.  If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.  If you have additional questions we ask that you please reenter the queue.

Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality.

Our first question is coming from Paul Coster of JP Morgan.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Paul Coster:
Good morning.  I have a few questions but I’ll try and sort of pop in two quick ones here.  First, Bob, can you explain to us what happened with the Pass Card business, why it got delayed and why the delay has no impact on EBITDA?  What’s the margin for that business?

Bob LaPenta:
Yes.  It was delayed for two reasons.  Number one, the demand for the card orders came in a little later than we had expected.  But I think the main reason was that we had some issues with a small number of the cards that were de-laminating.  So we had to go through the entire stock of cards and determine what the issues were.  And you know we’re talking about out of millions of cards, we found maybe a couple hundred cards that were de-laminating.

However, we had to find the cause of that, and that really delayed the shipment of the orders that we had by a couple of months.  We’ve identified the problem.  We think we’ve narrowed it down to a particular batch that were produced on a particular day.  And now we’re about to resume shipment, so that’ll all happen in the second half.

The margins are…

Jim DePalma:	We don’t want to get involved in specific margins.

Bob LaPenta:	So it’s a very profitable program.

Jim DePalma:	That’s right.

Peter Coster:
OK.  The other question I’ve got is – so the DMV business in particular looks like it’s going to start to generate pretty strong cash.  The cap ex is about to decline, and you’re instituting price increases, which is all good.  Can you explain to us how you go about raising prices and what, if anything, is the customer reaction to it?

Bob LaPenta:
Good question, Paul.  As you know, a lot of States, even though there’s been a lot of controversy on Real ID, most of the States are positioning themselves to improve their processes and improve the security of their cards.  As you probably know, over 35 states have already implemented facial recognition.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

So the increase comes from the high quality card.  It comes from the more secure features on the card.  We’re providing facial recognition software and basically improving the overall process that the driver’s licenses in these States are using.  That results in higher per-card pricing, and it can range from $2 in some of the smaller States to $5 and $6.

Those contracts are already in backlog and every one of these have been competitive.  And again, we won 19 out of 22 procurements.  And as you probably know, we did lose one in North Carolina to a competitor.  But again, our success rate I think has been exemplary.  We have great relations with the customers.

The credentialing business is a great business.  And I think – and I know you know – and I should point out, we said this year was going to be really a transition year for L-1.  And I think we’re really proud of what we’re able to achieve this year.  We’re really confident of what we’re going to be able to do in the second half.

But the credentialing business, when these programs now go into production, you’re talking a company that will grow north of 15 percent and have EBITDA margins of, we’re talking 30 percent, cash flow margins of over 55 percent.  This is a franchise.  We have 40 – what do we have 48 States?

Jim DePalma:	Forty-five.

Bob LaPenta:
Forty-five States.  And this business is in backlog.  In addition to that, you know we’re competing on the recompete of the e-Passport program where you may recall there was some controversy about foreign providers in that program.  Don’t know if we’re going to win, but we’re optimistic that we’re going to get a piece of that, really not reflected in our numbers.

And we’re also encouraged about this CAT/BPSS program, which has been delayed.  We’re expecting to be down selected over the next week or two.  We really think we have a great solution, and we think that program is going to be a key security program for the U.S.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

But again, this is a franchise of very valuable business. And I’d be glad to take any of you through the details, and I’m sure you’d be impressed.

Jim DePalma:
Right.  And I think as I had indicated, we’ve spent $100 million over the past 18 months.  So starting in 2011, (A) we’re not going to be spending that kind of money in capital, and (B) we’re going to get in essence that money back plus as we increase the prices already in backlog for those Department of Motor Vehicle States that we’ve built up in the last two years.

Paul Coster:	OK. Last question. The cost of the strategic alternatives, the hiring of the bankers, is that included in the EBITDA guidance?

Bob LaPenta:	The cost of the bankers is excluded in the $110 million to $120 million.

Paul Coster:	OK. Got it. Thank you very much.

Operator:	Your next question comes from Brian Ruttenbur of Morgan Keegan.

Brian Ruttenbur:
Thank you very much.  Can we talk a little bit about weighting of the revenue for the second half of the year?  Is it going to be – of the revenue left that you’re going to produce, is going to be primarily fourth quarter you know 60 percent, 70 percent fourth quarter or 50/50?  Can we talk a little bit about that?

Jim DePalma:
Let me just use my calculator here for one second.  I’m going to say that it’s – just let me do this for one second.  It is about 45 percent in the third quarter and actually about 47 percent in the third quarter and 53 percent in the fourth quarter.  And you know we’re already into August, so we’ve got a pretty good sense of the third quarter now.

Brian Ruttenbur:	OK. And in terms of GAAP earnings profitability, do you anticipate being GAAP profitability in either the third or fourth quarters?

Bob LaPenta:	I think the answer to that is yes, but let me ask …

Jim DePalma:	The answer is yes and yes.

Brian Ruttenbur:	OK. Very good. Those are my questions. Thank you very much.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Operator:	Your next question comes from Michael French of Morgan Joseph.

Michael French:	Good morning.

Bob LaPenta:	Hi, Michael. Hello?

Operator:	Mr. French, your line is open. Your next question comes from Michael Kim of Imperial Capital.

Michael Kim:
Hi.  Good morning.  Just first on the biometrics side, can you talk about you know the opportunities for follow-on orders for HIIDE, for HIIDE 5 you know beyond Afghanistan and you know how you see that tracking into fiscal ’11?

Bob LaPenta:
We are – as we indicated in our press release, we have completed the development of a software solution that will enable us to integrate with the databases, integrate HIIDE  4 or 5 in the databases, of many countries.  It’s an exciting development.  We believe we’re going to expand our customer base starting in the second half.

But we’ve already begun shipping our HIIDE 5s to this Middle Eastern customer.  It has tremendous capability.  We described that I think in a press release last week.  There’s really nothing like that device.  And we are looking for opportunities in additional Middle Eastern countries, Israel and in Latin America where they see the device, they’re excited about it and we think we’re going to start seeing orders very shortly.

Michael Kim:
OK.  And then secondly on the Africa opportunity you talked about with, I think you mentioned around $5 million in the second half.  What’s your visibility on that?  And you know how can you frame that opportunity into fiscal – for fiscal ’11?

Bob LaPenta:
Well, again, we’ve been informed by the customer that we’ve been selected for that award.  And you know as is typical in this business – and I don’t like it as much as you do – we’re waiting to get a signed purchase order.  That’s included in about – I think about $5 - $6 million of that is included in our second half.  We expect to get an order on one of the programs literally in a

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

week or two and on the other program in September.  And those programs combined are over $50 million.

Michael Kim:
Great.  And then just lastly, you know I know you’re constrained on what you can talk about the strategic alternatives, but you know you mentioned about you know interest from several foreign entities.  You know what’s the sensitivity with regards to some of your Federal ID programs, your positioning there and you know how that might impact the customer, your relationship with those customers?

Bob LaPenta:
Yes.  Again, I can’t really provide too much color on that.  But suffice it to say you know a lot of due diligence has occurred over the past two months on both ends.  We have U.S. parties and international parties that have done a lot of work.  Really, I’m very impressed on the process and what these Companies have done.

We continue to talk to them. And we’re hoping within the next couple of weeks to have something to say.

Michael Kim:	OK. And you’re still committed to a combined transaction with an intelligence services business, or have your thoughts changed on that front?

Bob LaPenta:	No. What’s going to happen, we believe, is there is a group of companies interested in Intel and there are a group of companies interested in the identity solution business.

Michael Kim:	OK. Fair enough.

Jim DePalma:	And our NOLs give us a lot of flexibility in these kinds of things.

Michael Kim:	Great. Thank you very much.

Operator:	Your next question comes from Steve Velgot of Susquehanna.

Steve Velgot:
Yes.  I wanted to make sure I heard something correctly before, Bob, when you were talking about the devices I think as part of the program in India.  Was it that you were one of two providers that would provide up to 300,000 devices?  Or could you just go into that a little bit further?

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Bob LaPenta:
Yes.  The requirement for this program is multi-modal, including finger and iris.  And again, when you talk multi-modal, L-1 goes right to the head of the class.  Our software is superior.  It’s been proven in just about every test.  The processing speed, the accuracy, it’s a good piece of software.

But in order to enroll all of the people that are going to be involved in its program, there’s a requirement over the next two to three years of over 300,000 devices.  We are one of two certified providers of the cameras and the live scans.  I don’t want to talk numbers, but they’re very large.

Steve Velgot:
OK.  And then just to give a little bit more color around you know how this – this seems like kind of the Holy Grail of ID solutions in India – but other than the de-duping fee that you receive – and I know you didn’t want to put numbers on the devices – but is there a service component as well?  Or is there training of the people in India that has to take place?  Or how does this program roll out?

Bob LaPenta:
The answer is yes and yes.  We, again, we’re establishing a manufacturing capability.  We have engineers in India.  And you know this program, we believe, is just the beginning.  After the two-year period, there’ll be a requirement for over a billion people to be enrolled.  We are well positioned there.

But again, we think there’s going to be additional training, service and product requirements. India is going to be a great, great footprint.

Now, some of the losers have been badmouthing the winners.  And I can only tell you that they, the losers, tried desperately to get on this program.  So the fact that they’re denigrating a program now is pretty interesting.

Steve Velgot:
OK.  And then just one last one, and I know you had mentioned something about controversy surrounding you know when there’s foreign buyers or foreign businesses providing some of these identity solutions, I guess you know that wasn’t the case in North Carolina.  But is it at all the case that any of the driver’s license businesses would have some sort of negotiated out if there’s a change of control of the Company?

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Bob LaPenta:
The answer to that is no, but I really don’t want to – I can only tell you this.  We’re pleased with the process, and we’re very pleased to have a number of Companies interested after very, very detailed due diligence.  And I would hope to have something to talk to you about in maybe three weeks.

Steve Velgot:	Great. Thank you.

Operator:	Your final question comes from Michael French of Morgan Joseph.

Michael French:	Good morning, gentlemen.

Bob LaPenta:	Good morning.

Jim DePalma:	Good morning.

Michael French:
The first question, on the ABIS contract with the U.S. government customer and you expect the additional $5 million in the third quarter, do you expect them to come back in the fourth quarter for any additional above the $10 million in total?

Bob LaPenta:
The answer is yes.  I don’t want to provide a lot of detail, but there is another license that we’re currently working and the customer is very interested in.  But for competitive reasons, I don’t want to really talk too much about that.

Michael French:	OK. Well, since you brought this competitor up, could it cause some delays here? Are they still in the picture here trying to cause problems? Or have they ceased that activity?

Bob LaPenta:	I really don’t want to comment on that. We’re happy to have the position we have.

Michael French:
OK.  And on the decreasing guidance for this year was attributed to you know Federal and international program delays.  And you talked a little bit about that.  I was wondering if you could provide some more color on what’s going on there and when we should start seeing more data points on that.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Bob LaPenta:	Well you know I think you’re seeing it really across the board in the DoD space, DHS, TSA. It’s things have just taken a lot longer to get done. I can’t you know I can’t really put my finger on it.

But there are a couple of U.S. programs that we were hoping to generate some additional revenue this year, and namely the CAT/BPSS where we were hoping to book that already.  It’s a nice program, valuable $55 million.  We were hoping to get some new revenue, and I’m hoping that we’re successful in this e-Passport program.

But the programs overseas, this win that we had in Africa, another one that we had hoped to already start reporting revenue on.  So they’ve taken longer, but as I’ve indicated, the positive thing, the pipeline is expanding dramatically.  And we have over $1.2 billion in bids outstanding.

And we haven’t lost any material contracts.  We lost one State contract in enrollment.  And we lost really one DMV contract in North Carolina.  But we were successful in, I would say, 80 to 90 percent of all of our recompetes and all of the programs that we’re currently bidding on.  So you know it’s just taken longer.

And I’m as frustrated as you are, believe me.  But the good news is the pipeline is big.  Our backlog is good.  And you know when we started down this journey five years ago, we thought this space would really, really revolutionize the way the world travels, the way they cross borders, the way they run elections, National ID.  And I’ve got to tell you, it’s coming to fruition.  It’s an exciting space, and we think this year we’re going to grow over 10 percent organically, and next year we think that’s going to be maybe as close to 15 percent.  And a lot of that is already in backlog.

Michael French:	OK. Thanks, Bob. Good luck.

Bob LaPenta:	Thank you.

Operator:	Thank you. I will now turn the floor back over to Mr. Bob LaPenta for closing remarks.

L-1 IDENTITY SOLUTIONS INC.
Moderator: Lisa Cradit
07-28-10/10:00 a.m. CT
Confirmation # 85797798

Bob LaPenta:
Well, I know everybody’s busy.  There’s a lot of earnings out today.  I appreciate your participation.  Again, we’ll look forward to updating you on the strategic process in about three weeks.  And I’ll just say have a good day.  Thank you.

Operator:
Thank you.  This concludes today’s teleconference.  Today’s call is being recorded and will be available for replay beginning two hours from the conclusion of this call.  The dial-in number for the replay is 1-800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S.  The pass code is 85797798.

Thank you. Please disconnect your lines at this time.

END